UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2015

CoConnect, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-26533	63-1205304
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

468 North Camden Drive, Suite 350, Beverly Hills, California	90210
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (424) 256-8560

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On February 3, 2015, CoConnect, Inc. (the “Company”) sold 20,000 shares of its common stock, par value $0.001 per share, to PacificWave Partners Limited, a Gibraltar company (“PWP”), for an aggregate sales price of $20,000 ($1.00 per share), payable in cash. The shares were sold in reliance on the exemptions provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rules 504, 505, 506 and 903 thereunder. The shares will not be registered under the Securities Act or any state securities laws, and unless so registered, may not be reoffered or resold in the United States absent such registration or an applicable exemption therefrom, or in a transaction not subject to the registration requirements of the Securities Act and other applicable securities laws.

The Company currently has no operations, and has been engaged in efforts to identify an operating company with which to acquire or merge through an equity-based exchange transaction. On October 31, 2014, as previously disclosed, the Company entered into a Stock and Membership Interest Exchange Agreement (the “Agreement”) with the members of House of Knipschildt, LLC a Delaware limited liability company (“HOK”). HOK is a privately owned manufacturer, wholesaler and retailer of hand-made and other high-end chocolate products. HOK is based in Norwalk, Connecticut, where it maintains its office, kitchen and a retail store.

The acquisition is subject to due diligence and other conditions, including the completion of a private placement of newly issued unregistered shares of the Company’s common stock for net proceeds of at least $900,000. The 20,000 shares being purchased by PWP in the transaction described herein will be counted towards the $900,000 minimum financing required at closing. It is anticipated that the remainder of the private placement will be offered to a small group of accredited investors and that the placement will be completed prior to or simultaneously with the closing of the Company’s acquisition of HOK.

The acquisition is expected to be accounted for as a reverse acquisition, with HOK being considered the legal acquiree and accounting acquirer, and the Company being considered the legal acquirer and the accounting acquiree. As a result, at and subsequent to closing, the financial statements of HOK will become the financial statements of the Company for all periods presented.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CoConnect, Inc.
(Registrant)

Date: February 3, 2015

	By:	/s/ Bennett J. Yankowitz
Bennett J. Yankowitz, President